Exhibit 99

MORTGAGE AND OTHER NOTES PAYABLE
INCLUDING WEIGHTED INTEREST RATES AT SEPTEMBER 30, 2004
(in millions of dollars, amounts may not add due to rounding)

		100%	Beneficial Interest	Effective Rate	(a)	LIBOR Rate
		9/30/04	9/30/04	9/30/04		Spread	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	Total
Consolidated Fixed Rate Debt:

Beverly Center Great Lakes Crossing International Plaza MacArthur Center Regency Square Stony Point Fashion Park The Mall at Short Hills	50.10% 95.00%	347.5 148.0 (b) 186.2 144.0 80.1 114.8 262.6	347.5 148.0 93.0 137.0 80.1 114.8 262.6	5.28% 5.25% 4.39% 6.84% 6.75% 6.24% 6.70%	(c) (d)		0.5 0.4 0.6 0.3 0.3 0.8	2.2 1.7 2.4 1.0 1.3 3.5	3.9 2.3 1.8 2.6 1.1 1.4 3.7	4.8 2.5 1.9 2.7 1.1 1.5 4.0	5.0 2.6 87.3 2.8 1.2 1.5 4.2	5.4 2.7 3.0 1.3 1.6 246.4	5.7 2.9 122.9 1.4 1.8	6.0 3.0 72.7 1.9	6.3 3.2 2.0	6.6 126.0 2.1	303.8 99.5	347.5 148.0 93.0 137.0 80.1 114.8 262.6

Total Consolidated Fixed Weighted Rate Consolidated Floating Rate Debt: Dolphin Mall Oyster Bay The Mall at Wellington Green The Shops at Willow Bend The Shops at Willow Bend TRG Revolving Credit TRG Revolving Credit	90.00%	1,283.3 5.79% 144.0 38.9 140.0 98.4 49.1 4.2 135.0	1,183.1 5.89% 144.0 38.9 126.0 98.4 49.1 4.2 135.0	4.15% 3.65% 5.29% 3.26% 5.51% 2.63% 2.55%	(e) (h) (i) (j) (l) (n)	2.15% 2.00% 1.50% 1.50% 3.75% 0.90%	3.0 6.10% 0.5 0.4 0.2 4.2 135.0	12.1 6.09% 2.2 38.9 1.6 0.8 (m) (o)	16.7 5.91% 141.3 (g) 96.4 48.2	18.4 5.89% (f) 126.0 (k) (k)	104.7 4.67%	260.5 6.65%	134.6 6.73%	83.6 6.58%	11.4 5.44%	134.8 5.27%	403.3 5.52%	1,183.1 144.0 38.9 126.0 98.4 49.1 4.2 135.0

Total Consolidated Floating Weighted Rate Total Consolidated Weighted Rate		609.6 3.80% 1,892.9 5.15%	595.6 3.95% 1,778.8 5.24%				140.3 2.56% 143.3 2.64%	43.4 3.69% 55.5 4.22%	285.9 4.08% 302.6 4.18%	126.0 5.29% 144.4 5.37%	104.7 4.67%	260.5 6.65%	134.6 6.73%	83.6 6.58%	11.4 5.44%	134.8 5.27%	403.3 5.52%	595.6 1,778.8

Joint Ventures Fixed Rate Debt:

Arizona Mills Cherry Creek Fair Oaks Mall at Millenia Sunvalley Westfarms Mall	50.00% 50.00% 50.00% 50.00% 50.00% 78.94%	141.3 176.8 140.0 210.0 132.2 204.8	70.6 88.4 70.0 105.0 66.1 161.7	7.90% 7.68% 6.60% 5.46% 5.67% 6.10%			0.2 0.3 0.2 0.5	0.8 1.2 0.9 2.1	0.8 87.0 1.0 2.3	0.9 1.0 2.4	0.9 70.0 0.9 1.1 2.6	1.0 1.4 1.2 2.7	66.0 1.5 1.2 2.9	1.6 1.3 3.1	1.6 58.2 143.0	98.1		70.6 88.4 70.0 105.0 66.1 161.7

Total Joint Venture Fixed Weighted Rate Joint Ventures Floating Rate Debt: Other		1,005.1 6.51% 3.5	561.8 6.47% 1.9	4.10%			1.2 6.67% 0.2	5.0 6.66% 0.7	91.1 7.62% 0.6	4.3 6.36% 0.4	75.5 6.57% 0.0	6.3 6.17%	71.7 7.73%	6.0 5.84%	202.8 5.97%	98.1 5.46%		561.8 1.9

Total Joint Venture Floating Weighted Rate Total Joint Venture Weighted Rate		3.5 4.10% 1,008.6 6.50%	1.9 4.10% 563.7 6.46%				0.2 4.10% 1.4 6.30%	0.7 4.10% 5.6 6.36%	0.6 4.10% 91.7 7.60%	0.4 4.10% 4.7 6.18%	0.0 4.10% 75.5 6.57%	6.3 6.17%	71.7 7.73%	6.0 5.84%	202.8 5.97%	98.1 5.46%		1.9 563.7

TRG Beneficial Interest Totals Fixed Rate Debt Floating Rate Debt Total		2,288.4 6.11% 613.1 3.81% 2,901.5 5.62%	1,745.0 6.08% 597.5 3.95% 2,342.5 5.54% Average Maturity				4.2 6.26% 140.5 2.57% 144.7 2.67% 6.58 ====	17.1 6.26% 44.1 3.70% 61.2 4.41%	107.8 7.36% 286.5 4.08% 394.2 4.97%	22.8 5.98% 126.4 5.29% 149.1 5.39%	180.1 5.47% 0.0 4.10% 180.2 5.47%	266.8 6.64% 266.8 6.64%	206.3 7.08% 206.3 7.08%	89.6 6.53% 89.6 6.53%	214.2 5.94% 214.2 5.94%	232.9 5.35% 232.9 5.35%	403.3 5.52% 403.3 5.52%	1,745.0 597.5 2,342.5

(a)	Includes the impact of interest rate swaps but does not include effect of amortization of debt issuance costs, losses on settlement of derivatives used to hedge the refinancing of certain fixed rate debt, or interest rate cap premiums.
(b)	On July 1, 2004, an additional 23.6% interest was acquired, increasing the ownership interest and beneficial interest in debt to 50.1%. As of July 1, 2004, the center is accounted for as a consolidated entity.
(c)	Debt is reduced by $.5 million of purchase accounting discount from acquisition which increases the stated rate on the debt of 4.21% to an effective rate of 4.39%.
(d)	Debt includes $4.5 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 7.59% to an effective rate of 6.84%.
(e)	$120 million of this debt is swapped to 2.05% plus spread to October 6, 2004. Thereafter the debt is floating month to month at LIBOR plus spread and the entire debt balance is capped at 7% plus spread.
(f)	Maturity date may be extended for a total of 3 years.
(g)	If construction commences prior to 12/31/05, the maturity date is automatically extended from 12/31/05 to three years from the commencement of construction.
(h)	$100 million of this debt is swapped to 4.35% plus spread to October 2004, and to 5.25% plus spread from October 2004 to May 2005. The remainder is floating month to month at LIBOR plus spread.
(i)	LIBOR rate is floating month to month. $97.5 million of this debt is capped at 4.6% plus spread to July 2006.
(j)	LIBOR rate is floating month to month. $48.8 million of this debt is capped at 5.75% plus spread to July 2006.
(k)	Maturity date may be extended for a total of 2 years.
(l)	Rate floats daily.
(m)	In October 2004, the maturity date was extended to February 2008.
(n)	LIBOR rate floats month to month.
(o)	In October 2004, this loan was refinanced with a $350 million facility at a rate of LIBOR + .80%, maturing February 2008 with a one-year extension option. The balance remains at $135 million after the refinancing.